EXHIBIT 4.17

Amendment to

Continental Airlines, Inc. Incentive Plan 2000

(as amended and restated through February 20, 2002)

This Amendment (this “Amendment”) to the Continental Airlines, Inc. Incentive Plan 2000 (as amended and restated through February 20, 2002) (the “Plan”) is dated as of March 12, 2004 and has been adopted by the Board of Directors of Continental Airlines, Inc., a Delaware corporation, on March 12, 2004.

Pursuant to Section 13 of the Plan, the Plan is hereby amended as follows:

Section 12(c) of the Plan is hereby amended in its entirety to read as follows:

“(c) Change in Control. As used in the Plan (except as otherwise provided in an applicable Grant Document), the term “Change in Control” shall mean:

(aa) any person (within the meaning of Section 13(d) or 14(d) under the Exchange Act, including any group (within the meaning of Section 13(d)(3) under the Exchange Act), a “Person”) is or becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company (such Person being referred to as an “Acquiring Person”) representing 25% or more of the combined voting power of the Company’s outstanding securities; other than beneficial ownership by (i) the Company or any subsidiary of the Company, (ii) any employee benefit plan of the Company or any Person organized, appointed or established pursuant to the terms of any such employee benefit plan (unless such plan or Person is a party to or is utilized in connection with a transaction led by Outside Persons), or (iii) a Person who has a Schedule 13G on file with the Securities and Exchange Commission pursuant to the requirements of Rule 13d-1 under the Exchange Act, with respect to its holdings of the Company’s voting securities (“Schedule 13G”), so long as (1) such Person is principally engaged in the business of managing investment funds for unaffiliated securities investors and, as part of such Person’s duties as agent for fully managed accounts, holds or exercises voting or dispositive power over voting securities of the Company, (2) such Person acquires beneficial ownership of voting securities of the Company pursuant to trading activities undertaken in the ordinary course of such Person’s business and not with the purpose nor the effect, either alone or in concert with any Person, of exercising the power to direct or cause the direction of the management and policies of the Company or of otherwise changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Exchange Act and (3) if such Person is a Person included in Rule 13d-1(b)(1)(ii) of the Exchange Act, such Person is not obligated to, and does not, file a Schedule 13D with respect to the securities of the Company (Persons referred to in clauses (i) through (iii) hereof are hereinafter referred to as “Excluded Persons”); or

(bb) individuals who constituted the Board as of March 12, 2004 after giving effect to changes in the composition of the Board as of that date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director on or after March 12, 2004 whose appointment to fill a vacancy or to fill a new Board position or whose nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board or who was nominated for election by Excluded Persons shall be considered as though such individual were a member of the Incumbent Board; or

(cc) the Company merges with or consolidates into or engages in a reorganization or similar transaction with another entity pursuant to a transaction in which the Company is not the “Controlling Corporation”; or

(dd) the Company sells or otherwise disposes of all or substantially all of its assets, other than to Excluded Persons.

For purposes of clause (aa) above, if at any time there exist securities of different classes entitled to vote separately in the election of directors, the calculation of the proportion of the voting power held by a beneficial owner of the Company’s securities shall be determined as follows: first, the proportion of the voting power represented by securities held by such beneficial owner of each separate class or group of classes voting separately in the election of directors shall be determined, provided that securities representing more than 50% of the voting power of securities of any such class or group of classes shall be deemed to represent 100% of such voting power; second, such proportion shall then be multiplied by a fraction, the numerator of which is the number of directors which such class or classes is entitled to elect and the denominator of which is the total number of directors elected to membership on the Board at the time; and third, the product obtained for each such separate class or group of classes shall be added together, which sum shall be the proportion of the combined voting power of the Company’s outstanding securities held by such beneficial owner.

For purposes of clause (aa) above, the term “Outside Persons” means any Persons other than (I) Persons described in clauses (aa)(i) or (iii) above (as to Persons described in clause (aa)(iii) above, while they are Excluded Persons) and (II) members of senior management of the Company in office immediately prior to the time the Acquiring Person acquires the beneficial ownership described in clause (aa).

For purposes of clause (cc) above, the Company shall be considered to be the Controlling Corporation in any merger, consolidation, reorganization or similar transaction unless either (1) the shareholders of the Company immediately prior to the consummation of the transaction (the “Old Shareholders”) would not, immediately after such consummation, beneficially own, directly or indirectly, securities of the resulting entity entitled to elect a majority of the members of the Board of Directors or other governing body of the resulting entity or (2) those persons who were directors of the Company immediately prior to the consummation of the proposed transaction would not, immediately after such consummation, constitute a majority of the directors of the resulting entity, provided that (I) there shall be excluded from the determination of the voting power of the Old Shareholders securities in the resulting entity beneficially owned, directly or indirectly, by the other party to the transaction and any such securities beneficially owned, directly or indirectly, by any Person acting in concert with the other party to the transaction, (II) there shall be excluded from the determination of the voting power of the Old Shareholders securities in the resulting entity acquired in any such transaction other than as a result of the beneficial ownership of Company securities prior to the transaction and (III) persons who are directors of the resulting entity shall be deemed not to have been directors of the Company immediately prior to the consummation of the transaction if they were elected as directors of the Company within 90 days prior to the consummation of the transaction.

The exclusion described in clause (aa)(iii) above shall cease to have any force or effect (and the Person described therein shall cease to be an Excluded Person) if that Person becomes an “Acquiring Person” within the meaning of the Amended and Restated Rights Agreement dated as of November 15, 2000 between the Company and Mellon Investor Services LLC, as amended from time to time.

Upon the occurrence of a Change in Control, with respect to each recipient of an Award hereunder, (AA) all Options granted to such recipient and outstanding at such time shall immediately vest and become exercisable in full (but subject, however, in the case of Incentive Stock Options, to the aggregate fair market value, determined as of the date the Incentive Stock Options are granted, of the stock with respect to which Incentive Stock Options are exercisable for the first time by such recipient during any calendar year not exceeding $100,000) and, except as required by law, all restrictions on the transfer of shares acquired pursuant to such Options shall terminate, (BB) all restrictions applicable to such recipient’s Restricted Stock and Incentive Awards that are outstanding at such time shall be deemed to have been satisfied and such Restricted Stock and Incentive Awards shall immediately vest in full, and (CC) all Retention Awards granted to such recipient and outstanding at such time shall immediately vest in full.

In addition, except as otherwise provided in the applicable Grant Document, if a recipient of an Award hereunder becomes entitled to one or more payments (with a “payment” including, without limitation, the vesting of an Award) pursuant to the terms of the Plan (the “Total Payments”), which are or become subject to the tax imposed by section 4999 of the Code (or any similar tax that may hereafter be imposed) (the “Excise Tax”), the Company or subsidiary for whom the recipient is then performing services shall pay to the recipient an additional amount (the “Gross-Up Payment”) such that the net amount retained by the recipient, after reduction for any Excise Tax on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-Up Payment, shall equal the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the recipient shall be deemed (aa) to pay federal income taxes at the highest stated rate of federal income taxation (including surtaxes, if any) for the calendar year in which the Gross-Up Payment is to be made; and (bb) to pay any applicable state and local income taxes at the highest stated rate of taxation (including surtaxes, if any) for the calendar year in which the Gross-Up Payment is to be made. Any Gross-Up Payment required hereunder shall be made to the recipient at the same time any Total Payment subject to the Excise Tax is paid or deemed received by the recipient.”

2. The Plan, as amended by this Amendment, shall apply to all Awards made under the Plan or under any programs adopted by the Human Resources Committee or the Board thereunder, on or after the date hereof and also to all outstanding Awards made under the Plan or under any such programs prior to the date hereof, inasmuch as the changes to the Plan effected hereby do not impair the rights of any Holder. In all other respects, the Plan shall continue in full force and effect with respect to all Awards made thereunder or under any such programs.

3. Capitalized terms used in this Amendment without definition are defined in the Plan and are used in this Amendment with the same meanings as in the Plan.

IN WITNESS WHEREOF, the undersigned has executed this Amendment on behalf of the Company as of March 12, 2004.

CONTINENTAL AIRLINES, INC.

By:	/s/ Jeffery A. Smisek
Jeffery A. Smisek
Executive Vice President